Exhibit 5

April 30, 2003

Board of Directors

Hollinger International Publishing Inc.
Hollinger International Inc.
401 North Wabash Avenue
Chicago, Illinois 60611

Re:	Hollinger International Publishing Inc. and Hollinger International Inc.; Registration Statement on Form S-4.

Dear Sirs:

      We have acted as counsel to Hollinger International Publishing Inc., a Delaware corporation (“Publishing”), and a wholly-owned subsidiary of Hollinger International Inc., a Delaware corporation (“International” and together with Publishing, the “Obligors”), in connection with the public offering of $300,000,000 aggregate principal amount of Publishing’s 9% Series B Senior Notes due 2010 (the “Exchange Notes”). The Exchange Notes are to be (i) issued under the Indenture, dated as of December 23, 2002 (the “Indenture”), by and among the Obligors and Wachovia Trust Company, National Association, as trustee (the “Trustee”), and (ii) fully and unconditionally guaranteed by International pursuant to a guarantee (the “Guarantee”) included in the Indenture. The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) by Publishing to the holders of its issued and outstanding 9% Senior Notes due 2010 (the “Original Notes”), pursuant to which Exchange Offer, Publishing is offering to exchange the Exchange Notes for a like principal amount of issued and outstanding Original Notes, all as contemplated by the Registration Rights Agreement, dated as of December 16, 2002 (the “Registration Rights Agreement”), by and among the Obligors and Wachovia Securities, Inc.

      This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the registration statement on Form S-4 (Registration No. 333-104467), filed by the Obligors with the Securities and Exchange Commission (the “SEC”) on April 11, 2003, and Amendment No. 1 to such registration statement, filed with the SEC on April 30, 2003 (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b)	an executed copy of the Indenture;

(c)	an executed copy of the Registration Rights Agreement;

(d)	The Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and

(e)	the form of the Exchange Notes.

      We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Obligors and such agreements, certificates of public officials, certificates of officers or other representatives of the Obligors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

      In our examination, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures on all documents that we have examined, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In conducting our examination of executed documents or documents to be executed, we have assumed, without independent investigation, that all parties thereto, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed, without independent investigation, the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as set forth below with respect to the Obligors, the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Obligors and others.

      Our opinion set forth herein is limited to the laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware that are normally applicable to transactions of the type contemplated by the Exchange Offer and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined-on-Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined-on-Law or as to the effect of any such other law on the opinion stated herein.

      Based upon and subject to the foregoing, having due regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed by Publishing, authenticated by the Trustee in accordance with the terms of the Indenture and delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement and the Indenture, (1) the Exchange Notes will constitute valid and binding obligations of Publishing, enforceable against Publishing in accordance with their terms, and (2) the Guarantee will constitute a valid and binding obligation of International, enforceable against International in accordance with its terms, except, with respect to clauses (1) and (2) above, (a) to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and (b) we express no opinion regarding the enforceability or effect of Section 6.07 (as such Section relates to indemnification) of the Indenture.

      In rendering the foregoing opinion, we have assumed that the execution and delivery by Publishing of the Indenture and the Exchange Notes, the execution and delivery by International of the Indenture and the notations on the Exchange Notes relating to the Guarantee, and the performance by each of the Obligors of its obligations under the Indenture and the Exchange Notes, do not and will not violate, conflict with or constitute a default under any agreement or instrument to which either Obligor or its properties is subject.

      We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ TORYS LLP